Exhibit 99.1

FOR IMMEDIATE RELEASE

Houston, TX – AUGUST 25, 2014

McDermott’s Announces Appointment of New Executive Vice President and Chief Financial Officer

HOUSTON—(BUSINESS WIRE)—August 25, 2014 — McDermott International, Inc. (NYSE: MDR) (“McDermott”) today announced that Stuart Spence has been appointed Executive Vice President and Chief Financial Officer following the departure of Perry L. Elders, Senior Vice President and Chief Financial Officer, effective August 23, 2014. Mr. Elders will be pursuing other opportunities.

Mr. Spence, age 45, has approximately 19 years of combined financial and operational management experience with companies in oilfield products and services and engineering and construction businesses. Immediately prior to joining McDermott, Mr. Spence served as Vice President, Artificial Lift for Halliburton Company, where he had overall strategic and operational responsibility for Halliburton’s artificial lift product and service line. Previously, he served as Senior Director, Strategy and Marketing for Halliburton’s Completion and Production Division. Mr. Spence joined Halliburton following Halliburton’s acquisition of Global Oilfield Services Inc. in November 2011. He served as Executive Vice President and Chief Financial Officer of Global Oilfield Services from 2008 to 2011 and as Executive Vice President, Strategy, in 2011 in connection with the sale to Halliburton. His prior experience also includes positions of increasing financial and management responsibility at: Green Rock Energy, LLC; and Vetco International Ltd. (holding company for Aibel Ltd., an oilfield facilities maintenance and construction company, and Vetco Gray, Inc., a subsea production and drilling equipment company). In his role as Chief Financial Officer, Mr. Spence will be McDermott’s principal financial and accounting officer.

Mr. Spence stated: “I am joining McDermott at both a challenging and exciting time, and I am looking forward to working closely with a management team dedicated to returning McDermott to sustainable, profitable growth and focused on shareholder returns.”

Mr. Elders stated: “With the successful completion of the refinancing and new financing transactions in the second quarter of this year and the other positive steps we have taken to direct the turnaround of McDermott’s operations, I feel the time is right for me to transition to other opportunities and challenges. I wish the McDermott management team the best in their continuing efforts.”

David Dickson, President and Chief Executive Officer of McDermott, stated, “The Company is grateful for

Perry’s contributions to McDermott over the past four years and his leadership role in the Company’s transition following the spin-off of The Babcock & Wilcox Company to our shareholders in 2010 and our recently completed refinancing and new financing arrangements. We wish him well in his future endeavors. Stuart brings a new perspective to McDermott, with not only a demonstrable track record of operational-results focus and financial discipline, but also in the area of strategic planning. As McDermott continues its focus on returning to profitability, Stuart’s skill set and leadership will be instrumental in shaping our near-term results and future strategy. I am looking forward to working closely with him.”

ABOUT McDERMOTT

McDermott is a leading engineering, procurement, construction and installation group of companies focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in more than 20 countries across the Atlantic, Middle East and Asia Pacific, McDermott’s integrated resources include more than 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923.

To learn more, please visit http://www.mcdermott.com

Source: McDermott International, Inc.

McDermott International, Inc.

Investors & Financial Media:

Steven D. Oldham, 1 281-870-5147

Vice President, Treasurer and Investor Relations

soldham@mcdermott.com

or

Trade, General & Local Media:

Louise Denly, 1 281-870-5025

ldenly@mcdermott.com